EXHIBIT 99.1

Questions received:

Les -- Regarding today's 8K, can you provide more details about this:

Also in the course of the review, the parties noted that Cognate had entered into two convertible debt financings with unrelated third party investors, secured by Cognate assets, and provided the proceeds of the financings for NWBO’s programs. The debt was convertible, at the investors’ election, into shares of Company stock owned by Cognate. The third party investors elected to convert the debt and receive repayment in shares of Company stock rather than in cash.

When did these Cognate financings take place? How much money was raised and passed through to Northwest Bio? On what specific terms was the debt repaid i.e. how many shares of NWBO stock were used to repay the Cognate creditors?

Thanks -- Adam

Adam Feuerstein

Sr. Columnist

TheStreet

Company response:

Adam,

In response to your questions, Cognate has provided funding for NW Bio programs both directly and indirectly, over time. Depending on the occasion, such funding may or may not involve Cognate providing cash to NW Bio. For example, there have been many periods when NW Bio was months (or more) behind in paying Cognate’s invoices, but Cognate continued the manufacturing and operations for NW Bio’s programs, with Cognate paying and carrying the costs. In some cases, Cognate itself undertook financings to enable it to provide such funding for NW Bio’s programs.

Whenever Cognate has provided funding to NW Bio, per your question below, that has been disclosed by NW Bio in its own reporting (including the dates, the amounts of funds and the terms).

Since Cognate is a private company, for the most part Cognate’s own financing activities are a private, proprietary matter for Cognate. However, when Cognate delivered any of the NWBO shares Cognate owned to third parties in connection with financing transactions, those occasions are set forth in Cognate’s Form 4 filings. Those filings identify each of the dates when Cognate delivered NWBO shares, and the number of shares used as consideration for any such third party transactions.

We hope this information is helpful.

Les Goldman